Exhibit 23.4




[L.P. Martin & Company Letterhead]

                        Consent of Independent Auditors'
                        -------------------------------


The Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia


        We consent to the use of our report dated March 24, 1997 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Westchase Apartments for the twelve month period ended December 31, 1996, for inclusion in a form 8K filing with the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc.

                                                  /s/L.P. Martin & Co., P.C.


Richmond, Virginia
March 24, 1997